CONSULTING AGREEMENT

         AGREEMENT, entered into as of the day of March, 2006, but effective as of April 1, 2005 by and between INTEGRATED MANAGEMENT INFORMATION, INC.("IMI"), a Colorado corporation, and J.W. ROTH ("Roth").

                              W I T N E S S E T H:

         WHEREAS, IMI is engaged in, the business of developing and marketing of consulting services and software for animal identification and tracing in the beef cattle industry;

         WHEREAS, Roth has agreed to render valuable services (the "Services") to IMI in connection with the development of IMI's business and promotion of IMI to strategic investors; and

         WHEREAS, in order to compensate Roth for the Services, and as inducement for providing the Services, IMI desires to evidence it's agreement to pay certain fees to Roth as described herein.

         NOW, THEREFORE, for and in consideration of the foregoing and for the mutual covenants and consideration described herein, the parties hereto agree as follows:

         1. Services. Roth shall assist IMI by promoting IMI in the market place by introducing IMI to key analysts and strategic investors within each of IMI's major business sectors and performing such other investor relations services as maybe reasonably necessary.

         2. Consulting Fees. As consideration for Roth rendering the Services to IMI, IMI hereby agrees to pay to Roth, on the first day of each month, $5,000 in cash (the "Cash Fee"). In addition to the foregoing, Roth shall be reimbursed for all reasonable business expenses incurred in the performance of Services for IMI.


         3. Term. This Agreement shall commence on April 1, 2005 and shall run for a period ending twelve months following the month that the Company's registration statement becomes effective (the "Term"). Roth may terminate this Agreement without cause at any time by giving thirty (30) days advance notice in writing.

         4. Representations of IMI. IMI represents to Roth that:

         (a) IMI is duly authorized to enter into this Agreement and to carry out the terms set out herein and that execution of this Agreement and carrying out of the terms hereof will not breach any provision of the articles of incorporation or bylaws of the Company or any contracts to which the Company is a party.



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         (b) The execution of this Agreement will create a valid and binding obligation on the part of IMI enforceable in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or similar laws.

         5        Representations of Roth.  Roth represents to IMI that:

         (a) Roth will not disclose to any third party any proprietary information relating to the business of IMI which may come into Roth's possession in the course of rendering Services without the prior written consent of IMI and will turn over to IMI all materials of any nature relating to IMI, its services or business upon termination of this Agreement. Roth acknowledges that in the course of performing Services he will come into possession of information which is considered proprietary to IMI and Roth will use his best efforts to maintain the confidentiality of such information.

         (b) The execution of this Agreement will create a valid and binding obligation on the part of Roth enforceable in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, moratorium or similar laws.

         6. IMI recognizes that Roth now renders or may in the future render consulting services to other clients which may or may not conduct business and activities similar to IMI. Roth shall not be required to devote its full time and attention to the performance of its duties under this agreement, but shall devote only so much of its time and attention as shall be reasonably necessary for such purposes.

         7. Roth acknowledges that it will gain knowledge of information of substantial value to IMI regarding IMI's business which is not generally known and which gives IMI an advantage over competitors who do not know or use, such information, including, but not limited to, know-how, trade secrets, techniques, designs sales and customer information and business and financial information relating to the business products services practices or techniques of IMI's plans for future products or developments ("Confidential Information"). Roth agrees to, at all times, regard and preserve such information as confidential. Roth further agrees that such Confidential Information will not be disclosed buy it to any person or entity without the prior consent of IMI.

         8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         9. Indemnities. IMI shall indemnify Roth and Roth shall indemnify IMI from any liability, loss, cost or damage arising as a result of the breach of obligations of the indemnifying party under this Agreement.

         10. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed first class, registered, with postage prepaid as follows:

         If IMI addressed to:        Integrated Management Information, Inc.
                                     601 4th Street
                                     Platte City, MO 64079
                                     Attn: John Saunders

         If Roth addressed to:       J.W. ROTH
                                     15975 Winding Trail Road
                                     Colorado Springs, CO 80908

         11. Costs and Expenses. Each party hereto shall responsible for its own costs and expenses incurred in connection with the execution of this Agreement.

         12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri.




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         13. Disputes. Any disputes arising among the parties with respect to this Agreement shall be settled by arbitration in accordance with the rules then in effect of the American Arbitration Association in Denver, Colorado. The prevailing party in any such disputes shall be entitled to recover all of its reasonable costs and attorneys fees incurred as a result of such dispute.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and the year first written above.

                              INTEGRATED MANAGEMENT INFORMATION, INC.

                              By:
                                 ---------------------------
                              Title:
                                    ------------------------

                             ---------------------------
                             J.W. ROTH